AllianceBernstein Bond Fund
811-08403
Exhibit 77C Matters submitted to a vote
of security holders

RESULTS OF STOCKHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of
the AllianceBernstein Bond Fund (the Fund) was held on November 5, 2010 and adjourned until December 16, 2010. At the November 5, 2010
Meeting, with respect to the first item of business, the election of Directors for the Fund, the required number of outstanding shares was voted in favor of the proposal, and the proposal was approved. At the November 5, 2010
Meeting, with respect to the fifth item of business for AllianceBernstein Bond Inflation Strategy, changes to the fundamental policy regarding commodities, the required number of outstanding shares was voted in favor of the proposal, and the proposal was approved. At the December 16, 2010
Meeting, with respect to the fifth item of business for AllianceBernstein Intermediate Bond Portfolio and AllianceBernstein Municipal Bond Inflation Strategy, changes to the fundamental policy regarding commodities, the required number of outstanding shares was voted in favor of the proposal, and the proposal was approved. A description of each proposal and number of shares voted at the Meeting is as follows (the proposal numbers shown below correspond to the proposal numbers in the Funds proxy statement):

Proposal 1: The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

			Voted For 	Withheld Authority
John H. Dobkin		40,126,698	1,298,732
Michael J. Downey	40,109,796	1,315,633
William H. Foulk, Jr.	40,091,007	1,334,422
D. James Guzy		40,106,461	1,318,969
Nancy P. Jacklin	40,111,905	1,313,524
Robert M. Keith		40,099,962	1,325,468
Garry L. Moody		40,110,488	1,314,941
Marshall C. Turner, Jr.	40,116,594	1,308,835
Earl D. Weiner		40,107,113	1,318,317

Proposal 5. Approve the Amendment of
the Portfolios fundamental policy regarding commodities.

Portfolio				Voted For	Voted Against	Abstained

Bond Inflation Strategy			1,174,604	1,710		34,012
Intermediate Bond Portfolio		23,902,552	1,105,668	2,640,040
Municipal Bond Inflation Strategy	2,577,196	63,599		67,539


Broker-Non Votes

171,804
7,856,106
1,003,865

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